                                                                      EXHIBIT 11

                         EARNINGS PER SHARE COMPUTATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                   THREE MONTH PERIOD
                                                    ENDED  MARCH 31,
                                                  2001            2000
                                                --------        --------

EARNINGS PER COMMON AND DILUTIVE
  POTENTIAL COMMON SHARE:
  Net Income                                    $  8,625        $  5,355
                                                ========        ========

  Shares:
  Weighted average number of common
      shares outstanding - Basic                  26,825          26,796
  Effect of dilutive securities (a):
      Stock options                                   58             299
                                                --------        --------
  Adjusted common shares - Diluted                26,883          27,095
                                                ========        ========

EARNINGS PER SHARE - DILUTED                    $   0.32        $   0.20
                                                ========        ========

(a) Shares issuable were derived using the "Treasury Stock Method" for all dilutive potential shares.